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PROXY                            SCANSOFT, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 13, 2000

The undersigned hereby appoints Michael K. Tivnan and John J. Rogers, Jr., and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of ScanSoft, Inc. (the "Company") which the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, on Monday, March 13, 2000, at 8:00 a.m., local time and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

    UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

                   Continued And To Be Signed On Reverse Side
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MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2

1. To approve the issuance of shares of Company Common Stock in the merger of Caere Corporation with and into Scorpion Acquisitions Corporation, a wholly-owned subsidiary of the Company, as contemplated by an Agreement and Plan of Reorganization dated as of January 15, 2000, among the Company, Caere Corporation and Scorpion Acquisitions Corporation. In the merger, for each share of outstanding Caere Common Stock, ScanSoft will issue $4.00 cash and a number of shares of ScanSoft Common Stock equal to $7.75, divided by the average closing sale price of a share of ScanSoft Common Stock for the ten trading days ending on the day preceding the consummation of the merger. However, if the average closing sale price is greater than $8.50, then it will be deemed to be $8.50, and if the average closing sale price is less
   than $4.50, then it will be deemed to be $4.50.             FOR [ ] AGAINST [
   ] ABSTAIN [ ]

2. To approve the amendment of the certificate of incorporation of the Company to (i) increase the number of shares of ScanSoft capital stock authorized for issuance thereunder by 90,000,000 shares to an aggregate of 180,000,000 shares, (ii) increase the number of shares of ScanSoft Common Stock authorized for issuance thereunder by 70,000,000 shares to an aggregate of 140,000,000 shares, and (iii) increase the number of shares of ScanSoft Preferred Stock authorized for issuance thereunder by 20,000,000 shares to an
   aggregate of 40,000,000 shares.               FOR [ ] AGAINST [ ] ABSTAIN [ ]

   MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

   Please vote, date, and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

   Please sign exactly as your name appears herein. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

   Signature:  Date:  Signature:  Date: